Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Alcoa Inc. of our report dated February 26, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in RTI International Metals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Amendment No. 2 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

June 10, 2015